UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 4, 2005 (September 28, 2005)

Date of Report (Date of earliest event reported)

Gevity HR, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-22701	65-0735612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 301 Boulevard West

Bradenton, Florida 34205

(Address of principal executive offices and zip code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On September 28, 2005, Gevity HR, Inc. (“Gevity”) renewed its agreement with Blue Cross and Blue Shield of Florida, Inc. (“BCBSF”) for BCBSF to continue to provide health insurance and health maintenance organization products to Gevity’s internal and client group employees, effective October 1, 2005.

BCBSF is Gevity’s primary partner in Florida, delivering medical care benefits to approximately 600 internal employees and 23,000 Florida-based client employees. Gevity’s policy with BCBSF is a minimum premium policy expiring September 30, 2008, to renew automatically unless otherwise terminated or revised. Pursuant to the agreement, Gevity is obligated to reimburse BCBSF for the cost of the claims incurred by participants under the plan, plus the cost of plan administration. The administrative costs per covered client employee associated with this policy are specified by year and aggregate loss coverage is provided to Gevity at the level of 110% of projected claims for the plan year beginning October 1, 2005.

Gevity is required to pre-fund the estimated monthly expenses and claim liability charges of the plan by the first of each calendar month. The estimated monthly expenses are based upon the Minimum Premium Rate and the Annual Excess liability rate, as set forth in the agreement, times the number of insureds. The estimated claim liability charge is based upon expected claims for the annual contract period divided by 12. Differences between the pre-funded amounts and actual amounts subsequently determined shall be settled in the following month.

Gevity’s obligation to BCBSF may require an Irrevocable Letter of Credit (“LOC”) in favor of BCBSF if a certain Coverage Ratio, as set forth in the agreement, is not maintained. The Coverage Ratio is calculated quarterly. Calculation of a Coverage Ratio outside of the minimum requirement will require an LOC valued at up to two months of projected claims. As of September 30, 2005, the minimum coverage ratio was met and no LOC was required.

Gevity intends to file a redacted copy of this agreement in its next periodic report along with a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2005

GEVITY HR, INC.

By:	/s/ Gregory M. Nichols
Name: Gregory M. Nichols
Title: Senior Vice President and General Counsel